[GRAPHIC APPEARS HERE]

Exhibit 99.2

FOR IMMEDIATE RELEASE

Newtek Business Services Announces Revenue

of $14.7 Million for the Second Quarter of 2003

Maintains Recently Raised EPS Guidance of $0.27 for 2003

New York, N.Y.—August 11, 2003—Newtek Business Services, Inc. (AMEX: NKC) (www.newtekbusinessservices.com), a provider of business services and financial products to the small business market, announced today its results for the quarter ended June 30, 2003. Newtek reported revenues of approximately $14,720,000 for the quarter and net income of approximately $2,706,000 or $0.10 per diluted share. For the same period last year, Newtek Business Services had revenues of approximately $5,351,000 and a net loss of approximately ($545,000), or ($0.02) per diluted share.

For the six months ended June 30, 2003, Newtek reported revenues of approximately $27,640,000 and net income of approximately $4,565,182, or $0.18 per diluted share.

Barry Sloane, chairman and CEO, stated, “We are pleased to report that the company and its business model continue to perform above expectations and that the individual product lines and qualified businesses are starting to take hold and gain traction as potential market leaders in providing financial products and business services to the small to medium-sized business market. We experienced substantial improvement in Newtek Small Business Finance from the first quarter to the second, and reconfirmed that this business will cross over the path to profitability in 2003. In Newtek Merchant Solutions, the underlying metrics to the business continue to show explosive revenue growth and we further confirm that this business will also cross over the path to profitability in 2003.”

Newtek Business Services will be conducting a conference call today at 4:15 p.m. EDT to discuss the Company’s results for the first quarter 2003. The conference call will be accessible via a toll free number by dialing 1-800-299-7635 and providing the pass code 15792145. Listeners are encouraged to ask any questions that they may have during the call. The conference call will also be broadcasted over the Internet through Newtek’s website at www.newtekbusinessservices.com. To listen to the call live, please go to Newtek’s website approximately 15 minutes prior to the call to download any audio software which may be necessary. For those who miss the live broadcast, a replay will be available on the website approximately one hour after the call.

Newtek Business Services, Inc. is a premier provider of business services and financial products to the small-business market. Newtek Business Services invests in and provides financial, management and technological services for small businesses throughout the country. Newtek brands include:

•	Newtek Small Business Finance: small business and U.S. government-guaranteed lending services;
•	Newtek Merchant Solutions: electronic merchant payment processing solutions;
•	Newtek Financial Information Systems: back office financial information & controller services;
•	Newtek Tax Services: tax filing, preparation and advisory services;
•	Newtek Business Exchange: mergers, acquisitions and business brokerage services;
•	Newtek IT Services: complete information technology solutions;
•	Newtek Strategies: strategic business management and global marketing services; and
•	Newtek Client Services: marketing and customer relations services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company’s actual results to differ materially from the anticipated results expressed in the Company’s forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Business Services’

previously filed registration statements.

Contacts:

Lippert/Heilshorn & Associates

212-838-3777

Investors—Dave Waldman, dwaldman@lhai.com

Media—Chenoa Taitt, ctaitt@lhai.com

Newtek Business Services

Barry Sloane

Chairman of the Board & CEO

212-356-9500

bsloane@newtekbusinessservices.com

Dave Gentry

Aurelius Consulting Group

(407) 644-4256

aurelius@cfl.rr.com

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30, 2003	December 31, 2002
ASSETS
Cash and cash equivalents	$38,027,412	$41,171,358
Credits in lieu of cash	53,345,458	41,580,950
Loans receivable (net of reserve for possible loan losses of $2,013,624)	52,489,246	56,073,016
Accounts receivable (net of allowance of $104,361 and $34,466, respectively)	387,503	661,351
Receivable from bank	2,593,577	2,938,309
Accrued interest receivable	249,990	285,151
Investments in qualified businesses—held to maturity investments	2,890,614	3,962,353
Investments in qualified businesses—equity investments	1,164,723	1,091,110
Structured insurance product	2,974,005	2,893,301
Prepaid insurance	13,133,044	14,056,196
Prepaid expenses and other assets	2,706,628	932,447
Furniture, fixtures and equipment (net of accumulated depreciation of $254,489 and $190,590, respectively)	629,029	546,231
Goodwill	3,225,353	2,862,965

Total assets	$173,816,582	$169,054,738

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$4,833,750	$4,218,367
Notes payable—certified investors	3,837,077	3,844,181
Notes payable—insurance	4,791,492	5,369,896
Notes payable—other	455,500	480,500
Borrowings under line of credit	—	450,000
Bank notes payable	51,125,772	53,824,492
Interest payable in credits in lieu of cash	61,103,107	65,196,116
Deferred tax liability	6,525,490	3,726,151

Total liabilities	132,672,188	137,109,703

Minority interest	7,452,881	4,772,741

Commitments and contingencies
Stockholders’ equity:
Common Stock (par value $0.02 per share; authorized 39,000,000 shares, issued and outstanding 25,889,317 as of June 30, 2003, not including 582,980 shares held in escrow, and 25,341,428 as of December 31, 2002)	517,786	506,828
Additional paid-in Capital	22,935,906	20,992,827
Retained earnings	10,237,821	5,672,639

Total stockholders’ equity	33,691,513	27,172,294

Total liabilities and stockholders’ equity	$173,816,582	$169,054,738

See accompanying notes to these unaudited condensed consolidated financial statements.

NEWTEK BUSINESS SERVICES, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2003 AND 2002

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002
Revenue:
Income from tax credits	$11,470,752	$4,871,278	$21,859,334	$10,258,105
Credit card processing revenue	1,140,282	190,685	1,988,086	392,932
Interest and dividend income	1,024,551	219,739	2,083,720	460,449
Other income	1,049,963	16,538	1,673,852	211,755
Consulting fee income	34,600	52,617	34,600	99,317

Total revenue	14,720,148	5,350,857	27,639,592	11,422,558

Expenses:
Interest	3,486,235	2,914,776	7,204,087	5,568,363
Payroll and consulting fees	1,082,231	789,320	2,746,295	2,545,732
Credit card processing direct costs	901,679	177,387	1,522,648	202,649
Credit card processing administrative costs	525,788	377,577	1,024,761	908,889
Professional fees	1,140,889	434,470	2,056,656	1,174,438
Insurance	638,124	307,877	1,211,417	864,755
Other	1,457,777	630,975	2,164,289	699,894

Total expenses	9,232,723	5,632,382	17,930,153	11,964,720

Income (loss) before other than temporary decline in value of investments, gain on sale of property, equity in net losses of affiliates, minority interest, provision for income taxes and extraordinary gain on conversion of minority interest into Newtek stock and extraordinary gain on acquisition of a business	5,487,425	(281,525)	9,709,439	(542,162)
Other than temporary decline in value of investments (net of $7,176 recovery in 2002)	(20,287)	(369,692)	(1,733,701)	(987,605)
Gain on sale of property	—	—	—	16,841
Equity in net losses of affiliates	(62,930)	(71,631)	(117,904)	(672,875)

Income (loss) before provision for income taxes, extraordinary gain and minority interest	5,404,208	(722,848)	7,857,834	(2,185,801)

Minority interest in income (loss)	(968,379)	(156,888)	(680,042)	1,048,638

Income (loss) before provision for income taxes and extraordinary gain	4,435,829	(879,736)	7,177,792	(1,137,163)
(Provision for) benefit from income taxes	(1,729,874)	334,300	(2,799,339)	432,122

Income (loss) before extraordinary gain on conversion of minority interest into Newtek stock and extraordinary gain on acquisition of a business	2,705,955	(545,436)	4,378,453	(705,041)
Extraordinary gain on acquisition of minority interest, net of taxes of $162,778 for 2002	—	—	—	265,584
Extraordinary gain on acquisition of a business	—	—	186,729	—

Net income (loss)	$2,705,955	$(545,436)	$4,565,182	$(439,457)

Weighted average common shares outstanding:
Basic	25,670,866	24,428,414	25,541,088	23,634,712
Diluted	26,047,237	24,428,414	25,857,904	23,634,712
Income per share:
Basic	$0.11	$(0.02)	$0.18	$(0.02)
Diluted	$0.10	$(0.02)	$0.18	$(0.02)
Income (loss) per share before extraordinary items:
Basic	$0.11	$(0.02)	$0.17	$(0.03)
Diluted	$0.10	$(0.02)	$0.17	$(0.03)

See accompanying notes to these unaudited condensed consolidated financial statements.